Exhibit 99.1

FOR IMMEDIATE RELEASE

April 6, 2023

ART’S WAY REPORTS Q1 IMPROVEMENT FOR FISCAL 2023 YEAR ON YEAR; 40.7% REVENUE INCREASE, $986,000 INCREASE IN OPERATING INCOME

ARMSTRONG, IOWA, April 6, 2023 – Art’s Way Manufacturing Co., Inc. (Nasdaq: ARTW) (the “Company”), a diversified, international manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces its financial results for the first quarter of fiscal 2023.

	For the Three Months Ended
	(Consolidated)
	February 28, 2023	February 28, 2022
Sales	$7,895,000	$5,613,000
Operating Income (Loss)	$549,000	$(437,000)
Net Income (Loss)	$342,000	$(406,000)
EPS (Basic)	$0.07	$(0.09)
EPS (Diluted)	$0.07	$(0.09)

Weighted Average Shares Outstanding:
Basic	4,976,955	4,569,720
Diluted	4,976,955	4,569,720

Sales: The Company’s consolidated corporate sales for the three-month period ended February 28, 2023 were $7,895,000 compared to $5,613,000 during the same period in fiscal 2022, an increase of $2,282,000, or 40.7%. The Company had increased sales across all three of its business segments for the three months ended February 28, 2023 compared to the same period of fiscal 2022.

The Company’s first fiscal quarter sales in its Agricultural Products segment were $5,445,000 compared to $4,161,000 for the same period in fiscal 2022, an increase of $1,284,000, or 30.9%. Because of strong demand and continued manufacturing efficiency improvements, this segment was able to build on recent success and significantly increase sales. This included increased first fiscal quarter sales in its portable feed, manure spreader, land maintenance, top spread and defoliator products. The availability of its products allowed the Company to successfully capitalize on a recent period of heightened demand, a testament to the manufacturing improvements it recently made. In addition, the Company believes its rebranding efforts and improved customer experience processes are being noticed within the industry.

The Company’s first quarter sales in its Modular Buildings segment were $1,642,000 compared to $868,000 for the same period in fiscal 2022, an increase of $774,000, or 89.2%. This segment had a light first quarter of fiscal 2022 as the approval process for some large research projects extended beyond initial expectations. The first quarter of fiscal 2023 was met with a steady stream of project work in both the agriculture and research sectors and led to the increase in sales. The Company’s fiscal 2022 revenue was dominated by agricultural buildings, while its fiscal 2023 backlog is being filled with research buildings that typically carry better margins.

The Company’s Tools segment had sales of $808,000 during the first quarter compared to $584,000 for the same period in fiscal 2022, an increase of $224,000, or 38.4%. The sales increase for the first quarter of fiscal 2023 was due to a more stable workforce than the Company experienced over the past fiscal year coupled with automation equipment that was put in place. The Company believes this segment’s demand remains steady and expects price increases that were put into place last fiscal year to continue to help with sales increases and improved margins.

Net Income (Loss): Consolidated net income was $342,000 for the three-month period ended February 28, 2023 compared to net loss of $(406,000) for the same period in fiscal 2022. The Company reported net income in two of its three segments for the first fiscal quarter of 2023 and operating income in all three segments. Despite the first fiscal quarter historically being the slowest for the Company’s Agricultural Products segment, the Company was able to meet its customers’ inventory demands to finish out with a solid first quarter in fiscal 2023. The Company’s Modular Buildings segment started to ramp its production up with research buildings at the end of first quarter of fiscal 2023 and the Company believes it is poised for a strong year. The Tools segment has had steady revenue and production so far in fiscal 2023 and the Company believes this is likely to continue based on current backlog.

Income (Loss) per Share: Income per basic and diluted share for the first quarter of fiscal 2023 was $0.07, compared to loss per basic and diluted share of $(0.09) for the same period in fiscal 2022.

“Art’s Way’s first quarter performance is the result of positive market fundamentals and customer enthusiasm for our products that continues to drive strong demand,” said David King, Chief Executive Officer.  “Disciplined pricing strategies, operational excellence and reduced inflationary pressures contributed to improved operating income compared to the same prior year period.  Our results further demonstrate the ability of our team, dealers and suppliers to perform at high levels in challenging times and our ongoing execution of our growth strategy.”

King added, “We expect to see continued growth for the remainder of 2023 as demand remains strong and the operating environment continues to improve.  We remain committed to delivering quality products to help our customers get their work done.”

Art’s-Way Manufacturing Co., Inc.

Art’s Way Manufacturing is a small, publicly traded company that specializes in equipment manufacturing. For over 65 years, it has been committed to designing and building high-quality machinery for all operations. It has approximately 150 employees across three branch locations: Art’s Way Manufacturing in Armstrong, Iowa, Art’s Way Scientific in Monona, Iowa, and American Carbide Tool in Canton, Ohio. Art’s Way manure spreaders, forage boxes, high dump carts, bale processors, graders, land planes, sugar beet harvesters and grinder mixers are designed to optimize production, increase efficiency and meet the growing demands of customers. Art’s Way Manufacturing has three reporting segments: Agricultural Products; Modular Buildings; and Tools.

For more information, contact: David King, Chief Executive Officer

712-208-8467

davidk@artsway.com

Or visit the Company’s website at www.artsway.com/

Cautionary Statements

This release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including the Company’s expectations regarding: (i) the Company’s business position; (ii) demand and potential growth within the Company’s business segments; (iii) future results, including but not limited to, revenue and margin expectations, expectations with respect to the impact of price increases, and expectations with respect to backlog and product mix; (iv) the Company’s ability to increase production with capital investments and other activities, (v) beliefs regarding the Company’s rebranding efforts and improved customer experience activities and the potential benefits resulting therefrom, and (vi) the benefits of the Company’s business model and strategy, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for the Company’s products; credit-worthiness of the Company’s customers; the Company’s ability to operate at lower expense levels; the Company’s ability to complete projects in a timely and efficient manner in accordance with customer specifications; the Company’s ability to renew or obtain financing on reasonable terms; the Company’s ability to repay current debt, continue to meet debt obligations and comply with financial covenants; inflation and its effect on the Company’s supply chain and demand for its products, domestic and international economic conditions; the Company’s ability to attract and maintain an adequate workforce in a competitive labor market; any future COVID-19 setbacks; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by any of the Company’s operating segments; obstacles related to liquidation of product lines and segments; and other factors detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. Readers are cautioned not to place undue reliance upon any such forward-looking statements. The Company does not intend to update forward-looking statements other than as required by law.